Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Strategic Communications
212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES FIRST QUARTER 2009 RESULTS

SACRAMENTO, CALIF., MAY 15, 2009 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging company today reported its financial results for the first quarter ended March 31, 2009 and announces recent corporate developments.

For the three months ended March 31, 2009, OIS reported net revenues of $2.4 million, compared with net revenues of $3.1 million for the same period in 2008. The decrease in revenues between the quarters is due to a decrease of product sales in the three months ended March 31, 2009 of approximately $835,000, which was offset by an increase in service revenue of approximately $97,000.

Operating expenses for the three months ended March 31, 2009 were $2.4 million compared to $1.9 million for the same period last year. The increase in operating expenses for the first quarter of fiscal 2009 is mostly attributable to the approximately $500,000 in research and development (“R&D”) costs for Abraxas and OIS, $300,000 of which are expenses and $200,000 is attributed to amortization. In the first quarter of 2008, Abraxas had $230,000 of R&D costs that were treated as an asset and not expensed because of accounting rules. Beginning in the first quarter of 2009, the Company began selling these solutions and, as a result, started to expense these costs. In addition, starting January 1, 2009, OIS started to amortize R&D costs for Abraxas & OIS that had been previously capitalized.

Net loss for the quarter ended March 31, 2009 was $(1.1) million, or $(0.07) per basic and diluted share, compared with net loss of $(0.3) million, or $(0.02) per basic and diluted share, respectively, for the same period in 2008. In order to offset the decline in sales, management has implemented certain cost cutting initiatives that will be recognized in the first and second quarters of 2009 through headcount reductions, streamlining R&D efforts and reducing other operating costs. These cost cutting measures were offset in the first quarter by activities for the company’s Abraxas subsidiary during the period and amortization of R&D costs.

As of March 31, 2009, the Company reported $1.1 million in cash and cash equivalents and $5.3 million in total shareholders’ equity.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE 1	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

May 15, 2009

“Our financial results for the quarter were negatively impacted by the global recession and personnel changes in our sales and marketing departments. While we are disappointed by our sales for the quarter, we are confident that demand for our ophthalmic WinStation digital imaging systems and Symphony Image Management systems are being suppressed by the recession, and that sales will increase once the economy recovers. In the meantime, we will continue to monitor operating costs and try to capitalize on changes in the ophthalmic market as quickly as possible,” stated Gil Allon, Chief Executive Officer of OIS.

“Over the next year we expect to start seeing sales ramp up for our Electronic Medical Records (EMR) and Practice Management (PM) solutions, which were launched in October 2008. These solutions include OIS branded EMR and PM solutions for ophthalmologists and Abraxas’ EMR and PM solutions for health professionals specializing in the OB/GYN, Orthopedic and Primary Care. By adding these solutions to our product line we not only diversify our business from digital imaging, but we also are expanding our reach beyond ophthalmology and are entering several new healthcare fields,” concluded Mr. Allon.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company, together with MediVision, co-markets and supports our products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE 1	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

May 15, 2009

Ophthalmic Imaging Systems

Selected Financial Data

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2009	2008
NET REVENUES	$2,409,531	$3,147,692
COST OF SALES	$1,084,996	$1,543,832
GROSS PROFIT	$1,324,535	$1,603,860

SALES AND MARKETING	$904,156	$944,009
RESEARCH AND DEVELOPMENT	$971,242	$436,977
GENERAL AND ADMINISTRATIVE	$511,023	$523,016
TOTAL OPERATING EXPENSES	$2,386,421	$1,904,002
LOSS FROM OPERATIONS	$(1,061,886)	$(300,142)
INTEREST AND OTHER EXPENSE, NET	$(43,910)	$(33,223)
NET LOSS BEFORE INCOME TAXES	$(1,105,796)	$(333,365)
INCOME TAX EXPENSE	$(2,153)	$(1,286)
NET LOSS	$(1,107,949)	$(334,651)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.07)	$(0.02)

SHARES USED IN THE CALCULATION OF BASIC AND DILUTED NET LOSS PER SHARE	16,866,831	16,866,831

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE 1	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA